Vulcan Capital Corporation, LLC
150 East 52 Street, 11 Floor, New York, New York 10022
Telephone 212.980.9520, Fax 212.980.9510

Ford F. Graham
President
fgraham@vulcancapital.com

November 5, 2009

Mr. Scott Boruff,
President and CEO
Miller Energy Resources
3651 Baker Highway
P.O. Box 130
Huntsville, Tennessee 37756

Re: Financial Agreement for Miller Energy for Alaska Assets Purchase

Dear Scott:

Please find herein this letter on behalf of Vulcan Capital Corporation ("VCC") certifying as to our agreement for the terms of a financial debt package to Miller Petroleum Inc. (*DBA Miller Energy Resources*) ("Miller") for the specific requirements of Miller's acquisition of Cook Inlet Energy's ("CIE") acquisition of select assets of Pacific Energy Alaska Operating, LLC (the "Transaction") (as set forth below). This letter is based upon discussions and negations between Miller and VCC regarding the required financing of the Transaction. This letter replaces an Agreement between the parties of October 8, 2009.

VCC, a Delaware holding corporation, is part of the Vulcan family of companies ("Vulcan") that have been in the energy and natural resource business for over 15 years. Vulcan has created, sponsored and invested in ventures within the energy, power, coal, oil, gas, energy services, energy technologies and financial industries.

Vulcan owns and invests in portfolio companies that:

- Produce and develop oil and gas fields in U.S., Canada and Africa
- Develop land fill gas projects
- Operate distribution systems
- Produce and operate water cleaning systems
- Produce electricity
- Manufacture electrical plants for sale world-wide
- Repair electrical power plants world-wide
- Produce coal for electrical consumption
- Develop energy saving technologies

Vulcan has, for its partners and investors completed over 47 transactions, investing over $1.2 billion. Vulcan has made these investments and has a successful record of profitably partnering on projects worldwide.

Vulcan owns and controls substantial cash or cash equivalent assets. Vulcan and VCC hereby agree to lend to Miller not less than Thirty Six Million Five Hundred Thousand ($36,500,000.00) U.S. dollars, at closing of the Transaction. This Agreement comes with no restrictions or limitations, save those described below. The terms of the proposed debt are summarized here as follows:

1. Security Position - Senior Secured Status on all CIE acquired assets by Miller (see below);
2. Term – The tenor of the debt is 3 years and may be prepaid with penalty;
3. Repayment terms – interest only for 24 months. Principal due as bullet;
4. Interest – The interest rate is to be 10% per annum calculated on 360-day basis;
5. Use of Proceeds – The capital provided under this instrument may only be used by Miller for oversight agreement between CIE and the State of Alaska covering the operation of the CIE acquired assets;
6. Sinking Fund/Restrictions – No sinking fund. No payments of dividends before debt repayment. Negative covenants apply;
7. Warrants – Miller will at closing, issue penny warrants to Vulcan representing 10% coverage of the total debt package;
8. Right of first refusal – Vulcan will have a right of first refusal for all other debt and equity requirements of Miller with regard to these acquired assets and any other of Miller's business activities in Alaska;
9. Board Seat – Vulcan (or its assignee) will be provided one board seat at Miller for the term of the loan;
10. Representations and Warrantees – Miller will provide ordinary and customary reps and warrantees;
11. Fees – Miller will pay all fees and expenses at closing;
12. Indemnification – Miller agrees to Indemnify VCC and Vulcan under this transaction.

The VCC will provide this debt to Miller at closing via Vulcan's newly created special purpose vehicle, Vulcan Miller Alaska Energy, LLC ("VMAE"). Miller may utilize this debt for the operation and business of managing the assets acquired from Pacific Energy Alaska Operating, LLC currently in Chapter 11. These assets include all properties and operations regarding the state of Alaska oil and gas leases (ADL 359111, ADL 359112, ADL 374002, ADL 378114, ADL 381203, ADL 390368, ADL 374002, ADL 381203, and ADL 378114; wells RU-1, RU-2, RU-3ST, RU-4, RU-5, RU-6, RU-7; all associated infrastructure, including the Osprey Platform and its subsea pipelines; and all associated agreements held by PERL, including the $6.7 million Redoubt escrow fund ("Assigned Assets").

Miller may use the debt delivered by Vulcan in any way it deems appropriate provided such use involves only the assets acquired from Pacific Energy Alaska Operating, LLC, which includes the Assigned Leases. In preparation of this transaction, Vulcan has placed cash or cash equivalent assets of over Five Million Five Hundred Thousand ($5,5000,000.00) U.S. dollars into VMAE's separate account for the specific use by Miller at the closing of the Transaction. In addition, Vulcan will make available additional capital in excess of Thirty One Million ($31,000,000.00) U.S. dollars to Miller, on demand to fund the completion of work on leases ADL 374002, ADL 381203, and ADL 378114; wells RU-1, RU-2, RU-3ST, RU-4, RU-5, RU-6, RU-7; all associated infrastructure, including the Osprey Platform and its subsea pipelines.

As you are aware, Vulcan has executed a number of transactions in the oil and gas and coal sectors whereby Vulcan and its affiliates provided capital prior to and after closing of an

acquisition by a Vulcan sponsored company. A few examples of Vulcan's investments include but are not limited to:

- Vulcan Power Group - $30 mm capital investment after acquisition of U.S. power plants.
- Duke Energy Company – over $100 mm capital investment after acquisition of Gulf of Mexico based oil & gas company
- Triton Coal Company – over $150 mm capital investment after acquisition of a large U.S. coal company

Upon Acceptance of these terms, Vulcan will deliver to Miller Senior Loan documents for execution upon the closing of the Transaction. As part of this agreement, VCC will leave this account and its assets unencumbered until closing and will deliver the cash at closing for Miller's sole and exclusive use for the Assigned Leases In return for this pledge, Miller will agree to specific financing terms as set forth above and agreed to by the parties.

This agreement to issue this debt shall be governed by the laws of the State of New York and is enforceable in its courts, in law or equity. Provided however, that any dispute or difference arising between the Parties in connection with this Agreement shall first be resolved by amicable settlement within fifteen (15) days of a receipt of a written notice by either Party requiring such dispute or difference to be amicably settled and failing such settlement thereafter to binding arbitration. Any dispute or difference arising between the parties in connection with this Agreement shall within fourteen (14) calendar days after a written request/notice by any party be referred to and determined by binding arbitration before three (3) arbitrators of the American Arbitration Association in New York, New York ("AAA") under the rules thereof. The parties hereby agree that any award made in any such arbitration shall be final and enforceable in any jurisdiction in or outside the United States by suit on such award or otherwise as provided by law and it shall be a condition precedent to the commencement of any suit upon this Agreement that such an award has been made.

The place of Arbitration shall be the American Arbitration Association in New York, New York ("AAA") or at the option of VCC. Miller shall be bear the costs and expenses of Arbitration of both Parties. The language of Arbitration shall be English. Notwithstanding the terms and conditions set forth above, the Parties will observe, perform, and comply with the terms and conditions set forth in this Agreement until such time as an official award has been made.

Acceptance of these terms is binding on Miller and you may show your acceptance of these terms by signing and retuning the page attached. The terms of this offering shall expire at 5 P.M. (EST) on October 22, 2009 unless agreed to by the parties in writing (below) prior to that date. Both parties shall remain bound by confidentiality agreement between them dated September 28th and nothing in this agreement shall be construed as to have breached that agreement herein.

Agreed to this 5th day of November 2009.

VULCAN CAPITAL CORPORATION, LLC

By: ______________________

Ford F. Graham, President

MILLER PETROLEUM INC.

By: ______________________

Scott M. Boruff, CEO